Exhibit 3.13

AMENDED AND RESTATED

OPERATING AGREEMENT

OF

DICTIONARY.COM, INC.

a California Limited Liability Company

Dated as of July 17, 2008

i

AMENDED AND RESTATED
OPERATING AGREEMENT
OF
DICTIONARY.COM, LLC
a California Limited Liability Company

THIS AMENDED AND RESTATED OPERATING AGREEMENT (this “Agreement”) of Dictionary.com, LLC (f/k/a Lexico Publishing Group, LLC), a California limited liability company (the “Company”), has been entered into as of July 17, 2008 (“Effective Date”) by IAC/InterActiveCorp (“IAC” or the “Member”), as the sole Member of the Company, for the purpose of providing for the operation of the Company consistent with the terms and provisions of the Beverly-Killea Limited Liability Company Act, Section 17000 et seq. of the California Corporations Code (as amended from time to time, the “Act”).  Capitalized terms used and not otherwise defined herein have the meanings set forth in Article XI.

R E C I T A L S

WHEREAS, the Company has been formed as a limited liability company pursuant to the Act by the filing of Articles of Organization with the Secretary of State of California on March 22, 1999; and

WHEREAS, the Company entered into an Operating Agreement, dated as of September 14, 1998 (the “Original Operating Agreement”), and now desires to enter into this Agreement to amend and restate the Original Operating Agreement in its entirety.

A G R E E M E N T

NOW, THEREFORE, in consideration of the foregoing recitals and for the mutual agreements set forth herein, the Member, intending to be legally bound, hereby agrees that the Company shall be structured and operated following the Effective Date as follows:

ARTICLE I
FORMATION

1.1                               Formation; Name.  The Company was formed under the name of “Lexico Publishing Group, LLC” on March 22, 1999, and on July 17, 2008 the Member renamed the Company “Dictionary.com, LLC,” in each case pursuant to and in accordance with the Act.  The name of the Company is Dictionary.com, LLC, and all business of the Company shall be conducted under that name or any other name or fictitious name selected by the Member from time to time, provided that any such name reflects the Company’s status as a limited liability company and is otherwise permitted by applicable law.

1.2                               Place of Business; Registered Agents; Certificates.

(a)                                 The Company’s principal place of business shall be located at c/o IAC Search & Media, Inc., 555 12th Street, Oakland, California 94607, or at such other address as the Member may decide.  National Registered Agents, Inc. shall be the registered agent for the service of process.

(b)                                 The Member, Managers and officers, as applicable, shall execute, deliver and file any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in any other jurisdiction in which the Company may wish to conduct business.

1.3                               Business and Authority.  The business of the Company shall be to conduct on line services and publishing.  The Company may also engage in any other kind of lawful activity related or ancillary to the foregoing and to undertake any and all other acts and things necessary, proper, convenient, advisable or incidental to effectuate and carry out such purpose, including, without limitation, to manage, consult with and/or advise any Person, to receive compensation in connection with the rendering of such services, and to invest in, or receive as compensation.  equity or debt securities or property interests of any kind.  The Company and the Member or the Board (as defined in Section 5.1) on behalf of the Company, may enter into, and perform all of the duties and obligations under, all documents, agreements, certificates, or instruments related to the Company’s business activities, all without any further act, vote or approval of any Member, the Board or other Person, notwithstanding any other provision of this Agreement, the Act or applicable law, rule or regulation.

1.4                               Company Term.  The term of the Company commenced on March 22, 1999, the date of filing by an authorized person of the Company’s Articles of Organization with the Secretary of State of the State of California, and shall continue until the Company is terminated in accordance with the provisions of Article IX.

1.5                               Agreement; Effect of Inconsistencies With the Act.  The rights and liabilities of the Member and the Managers shall be as provided in the Act and this Agreement.  This Agreement shall govern except where it would be in violation of any provision of the Act or any other applicable law or rule.  To the extent that any provision of this Agreement is prohibited or ineffective under the Act or other applicable law or rule, this Agreement shall be deemed to be amended to the smallest degree possible in order to make this Agreement effective under the Act, law or rule in accordance with the intent of the Member.  The Member and Managers shall not be liable to the Company or to any Person for any action or refusal to act taken in good faith reliance on the terms of this Agreement.

1.6                               Filings and Other Actions.  The Managers and Member shall execute, swear to, acknowledge, file and cause to be published such certificates, instruments and documents in such places and at such times, and take such other actions, as in each case shall be required by law or appropriate under the circumstances to permit the Company to own property or transact business in any jurisdiction or to maintain the limited liability protection of the Managers and Member.

ARTICLE II
MEMBER AND UNITS; RECOGNITION OF TAX STATUS

2.1                               Units.  There shall be one class of ownership interest in the Company (the “Units”).

2.2                               Name, Address and Ownership Interest of the Member.  The name, address and ownership interests of the Member of the Company are set forth in Schedule 1 attached to this Agreement, as such schedule may be amended from time to time.

2.2                               Recognition of Tax Status.  The Company shall elect to be disregarded as an entity separate from IAC within the meaning of Treasury Regulation Section 301.7701-3.

ARTICLE III
CAPITAL CONTRIBUTIONS; LOANS;
ISSUANCE OF ADDITIONAL UNITS

3.1                               Initial Capital Contributions.  The initial capital contribution of the Member is set forth on Schedule 1.  The Member may from time to time make contributions of cash or capital to the Company (each, a “Capital Contribution”).

3.2                               Additional Capital Contributions.  The Member shall not be required or obligated to make any additional Capital Contributions to the Company.

3.3                               Loans By or To The Member.  The Member may, but shall not be required to, lend funds to the Company for any purpose of the Company under such terms as the Member shall decide.

ARTICLE IV
CAPITAL ACCOUNT, DISTRIBUTIONS, AND TAX MATTERS

4.1                               Establishment of Capital Account.  A capital account (the “Capital Account”) shall be established and maintained for the Member in accordance with the principles set forth in sections 704(b) and 704(c) of the Code and the Regulations promulgated thereunder.  The Capital Account shall initially be equal to: (i) the full amount of cash contributed by the Member to the Company, and (ii) the fair market value of other property contributed by the Member to the Company (net of liabilities secured by such property that the Company is considered to assume or take subject to under section 752 of the Code).

4.2                               Increases and Decreases in Capital Account.  The Member’s Capital Account shall be increased by any additional capital contributions made by the Member to the Company (in the case of contributed property such increase shall equal the fair market value of such property net of liabilities secured by such property that the Company is considered to assume or take subject to under section 752 of the Code) and by the Net Profit (as defined in Section 4.3 hereof), and decreased by any money and the fair market value of any property distributed to such Member by the Company (net of liabilities secured by the distributed property that the Member is considered to assume or take subject to under section 752 of the Code) and by the Net Loss (as defined in Section 4.3 hereof).

4.3                               Net Profit and Net Loss.  For the purposes of this Agreement, the terms “Net Profit” and “Net Loss” shall mean the Company’s taxable net profit and taxable net loss, respectively, for the period or periods in question, determined in accordance with federal income tax accounting principles, taking into account such items not reflected in the Company’s taxable net income or taxable net loss as required by section 704(b) of the Code and the Regulations thereunder.

4.4                               Conformance With the Code and Applicable Regulations.  It is the intent that Sections 4.1, 4.2, 4.3, and 4.4 of this Agreement be construed and applied in a manner consistent with the requirements of Code sections 704(b) and 704(c) and the Regulations promulgated thereunder.  If, in the opinion of the Company’s accountant, the manner in which Sections 4.1, 4.2, 4.3, and 4.4 of this Agreement apply should be modified in order to comply with Code sections 704(b) and 704(c) and the Regulations promulgated thereunder, then, notwithstanding anything to the contrary contained in Sections 4.1, 4.2, 4.3, and 4.4, the method by which Capital Accounts are maintained shall be so modified with the consent of the Member.

4.5                               Distributions.  The Company shall make distributions of available cash and property to the Member in such amounts and at such times as the Board or the Member may determine, after proper allowance is made for any existing or future liabilities or obligations of the Company and the repayment of any loans made to the Company by the Member.  All distributions of cash or other assets available for distribution, from whatever source derived, shall be paid or distributed to the Member.  Immediately prior to any such distribution, the Capital Account of the Member shall be adjusted as provided in Regulation section 1.704- 1(b)(2)(iv)(f).

4.6                               Fiscal Year; Tax Decisions.  The taxable and fiscal accounting year of the Company shall end on December 31 each year.  All decisions and elections affecting the Company’s taxable income for any period shall be made by the Member.

ARTICLE V
MANAGEMENT; CONFLICTS; INTERESTED PARTY TRANSACTIONS

5.1                               The Board of Managers.  The business and affairs of the Company shall be managed by a board of managers (the “Board”) elected by the Member, which shall be responsible for the policy setting, approving the overall direction of the Company and making all decisions affecting the business and affairs of the Company.  The Board shall consist of one (1) to ten (10) individuals (the “Managers”), the exact number of Managers to be determined from time to time by resolution of the Member.  The initial Board shall consist of two (2) Managers, who shall be Ed Ferguson and Dominic Butera.  Any Manager shall serve in such capacity until his death, permanent disability, resignation or removal by the Member (which removal may be made for any reason or no reason whatsoever).  Any Manager may resign at any time by giving written notice to the Member.  The resignation of any Manager shall take effect upon receipt of such notice or at such later time as shall be specified in the notice.  If a vacancy occurs, the Member shall promptly appoint a replacement Manager (which may be the Member).

5.2                               Powers of the Board of Managers.  Subject to the limitations imposed pursuant to the terms of this Agreement or by operation of law, the Company, and the Board on behalf of the Company, (i) shall have and exercise all powers necessary, convenient or incidental to accomplish its purposes as set forth in Section 1.3 and (ii) shall have and exercise all of the powers and rights conferred upon limited liability companies formed pursuant to the Act.

5.3                               Apparent Authority of the Managers; Limitation on Authority.  Unless prohibited by the Act or this Agreement, none of the Managers (acting individually in their capacity as such) shall have authority to bind the Company to any third party with respect to any matter unless the Board shall have approved such matter and authorized such Manager(s) to bind the Company with respect thereto.  The Board shall have the power and authority to bind the Company, to pledge its credit or to render it liable for any valid business purpose.  All third parties dealing with the Board may rely conclusively upon any action taken by the Board as having been taken on behalf of the Company in accordance with the terms of this Agreement, unless such third party is informed to the contrary.  Any other provision of this Agreement to the contrary notwithstanding, except with the consent of the Member, the Board shall not have the authority to (i) do or knowingly refrain from doing any act in contravention of this Agreement; (ii) do or knowingly refrain from doing any act which would make it impossible to carry on the business of the Company; or (iii) perform any act that would subject the Member to personal liability in any jurisdiction, or knowingly refrain from performing any act if such failure would subject the Member to personal liability.

5.4                               Meetings; Action by Written Consent.  The Board may hold any meetings at such times and places within or without the State of California, and upon such notice, as the Board may from time to time designate.  Any action required or permitted to be taken at any meeting of the Board may be taken without a meeting if a written consent thereof is signed by the Board.

5.5                               Limitation of Liability.  The debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company; and no Manager or officer shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Manager or officer, except as otherwise required herein or by law.

5.6                               Officers and Related Persons.  The Board shall have the authority to appoint and terminate officers of the Company and retain and terminate employees, agents, consultants of the Company and to delegate such duties to any such officers, employees, agents and consultants as the Board deems appropriate, including the power, acting individually or jointly, to represent and bind the Company in all matters, in accordance with the scope of their respective duties.  The initial officers of the Company, who shall serve until their resignation or removal by the Board, shall be as set forth on Schedule 2.

5.7                               Specific Powers and Duties of the Officers.  In addition to the powers given to the officers by the Board and by this Agreement, except as expressly limited by the provisions of this Agreement, the officers shall have the power to enter into, make, sign, seal, deliver and perform the day-to-day agreements, contracts, documents, instruments and other undertakings and to engage in all activities and transactions as may be necessary or desirable in order to carry out the day-to-day business of the Company, all on behalf of the Company.  In addition, the officers may open and maintain bank accounts and draw checks or other orders for the payment of money on behalf of the Company.

ARTICLE VI
LIABILITY; INDEMNIFICATION

6.1                               Limited Liability.  No Member shall be obligated or liable to the Company or any creditor of the Company or to any other Person for any losses, debts, obligations or liabilities of the Company, whether arising in tort, contract or otherwise, except as specifically set forth herein or as otherwise agreed to in writing by such Member.  Except as required by law or as specifically set forth herein, the Member shall not be liable to the Company, the Managers, the creditors of the Company or any other Person for the repayment of amounts received from the Company.  The failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business or affairs under this Agreement or the Act shall not be grounds for imposing personal liability on the Member for liabilities of the Company.

6.2                               Exculpation and Indemnification.

(a)                                 Neither the Member nor any Manager, officer, employee, representative or agent of the Company (collectively, the “Covered Persons”) shall be liable to the Company or any other Person who has an interest in or claim against the Company for any loss, damage or-claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this Agreement, except that a Covered Person shall be liable for any such loss, damage or claim incurred by reason of such Covered Person’s bad faith, fraud or willful misconduct.

(b)                                 To the fullest extent permitted by applicable law, a Covered Person shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Covered Person by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this Agreement, except that no Covered Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Covered Person by reason of such Covered Person’s bad faith, fraud or willful misconduct with respect to such acts or omissions; provided, however, that any indemnity under this Section 6.2 shall be provided out of and to the extent of Company assets only, and the Member shall not have personal liability on account thereof.

(c)                                  A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Covered Person reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, or any other facts pertinent to the existence and amount of assets from which distributions to the Member might properly be paid.

(d)                                 The Company may, to the full extent permitted by law, purchase and maintain insurance on behalf of any Covered Person against any liability which may be asserted against him or her.  Any expenses covered by the foregoing indemnification shall be paid by the

Company in advance of the final disposition of such action, suit or proceeding provided it appears reasonably likely that such Covered Person is or will be entitled to indemnification and provided further that the Covered Person seeking indemnification agrees to repay such amounts if it is ultimately determined that he or she is not entitled to be indemnified.  The indemnification provided herein shall not be deemed to limit the right of the Company to indemnify any other Person for any such expenses to the full extent permitted by law, nor shall it be deemed exclusive of any other rights to which any Person seeking indemnification from the Company may be entitled under any agreement, vote of disinterested Manager or otherwise, both as to action in his or her official capacity and as to action in another capacity while performing services on behalf of the Company or the Member.

(e)                                  The provisions of this Section 6.2 shall survive the termination of the Company or this Agreement.

ARTICLE VII
BOOKS, RECORDS AND BANK ACCOUNTS; OTHER ACTIVITIES

7.1.                            Books and Records.  The Manager designated by the Member shall keep or cause to be kept true, correct and complete books of account and records with respect to the operations of the Company.  Such books and records shall be maintained at the principal place of business of the Company, or at such other place as the Manager shall determine, and the Member and his duly authorized representatives shall at all reasonable times have access to such books and records.  The Company’s books and records (i) shall be kept on the cash method of accounting, (ii) shall reflect all Company transactions, (iii) shall be appropriate and adequate for the Company’s business and for the carrying out of all provisions of this Agreement, and (iv) shall be closed and balanced following the end of each Company Fiscal Year.

7.2.                            Accounts.  The Managers shall be responsible for maintaining the accounts of the Company in one or more financial institutions as the Board shall determine, which accounts shall be used only in the regular course of business of the Company, and in which shall be deposited any and all cash receipts of the Company.  All such amounts shall be and remain the property of the Company, and shall be received, held and disbursed by the Managers for the purposes specified in this Agreement.  All deposits may be invested, to the extent practicable, in such short-term governmental securities, certificates of deposit, commercial paper or similar interest bearing securities rated A-1 or better, as the Board, in its sole discretion, deems advisable.  There shall not be deposited in any of said accounts (or otherwise commingled with any funds belonging to the Company) any funds other than funds belonging to the Company.

ARTICLE VIII
ASSIGNMENT OF UNITS AND ADMISSION OF NEW MEMBER

8.1                               Assignment of Units.  The Member may sell, assign, transfer, encumber or otherwise dispose of, at any time, in whole or in part, his Units in the Company.

8.2                               Admission of Member.  The transferee of a Unit shall be admitted to the Company as a Member of the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement, which instrument may be a counterpart signature page to this Agreement.  Such admission shall be deemed effective immediately prior to the transfer.  Upon such admission, this Agreement shall be appropriately amended to evidence the admission of the Member and, if there are then two Members, to evidence the transformation of the Company from a sole proprietorship to a partnership from federal and state income tax purposes.

ARTICLE IX
DISSOLUTION AND TERMINATION OF THE COMPANY

9.1                               Events Causing Dissolution.  Notwithstanding any other provision of this Agreement, the Company shall be dissolved and its properties and other assets liquidated and the proceeds therefrom distributed in the manner and order provided for in Section 9.2 upon the first to occur of any one of the following:

(a)                                 the election to dissolve made by the Member;

(b)                                 the sale or other disposition of all or substantially all of the Company’s assets for cash consideration;

(c)                                  the entry of a decree of judicial dissolution of the Act; or

(d)                                 the termination of the Member by reason of his death, permanent disability, or bankruptcy; provided that if the Units held by the Member are distributed by operation of law to his successors, such successors, by the consent of those Persons holding a majority of the Units in the Company, may elect to continue the Company and to elect a new Manager.

9.2                               Distribution on Termination.  Upon a dissolution and termination of the Company, the Person appointed for such purpose by the Board or the Member (the “Liquidator”) shall collect and marshal the Company’s assets; sell such assets as such Liquidator shall deem appropriate; provide for the payment of all of the legally enforceable obligations of the Company that are not then due; and distribute the proceeds and all other assets of the Company in the following order:

(a)                                 first, in payment of debts and liabilities of the Company which are then due, including the satisfaction of the Company’s obligations to the Member to the extent then unpaid;

(b)                                 second, at the discretion of the Liquidator, to the setting up of any reserves which the Liquidator may deem necessary, appropriate or desirable for any contingent or unforeseen liabilities or obligations or for debts or liabilities of the Company (and, at the expiration of such period as the Liquidator shall deem necessary, advisable or desirable to accomplish payment of any such obligations, the Liquidator shall distribute the remaining reserves in the manner hereinafter provided); and

(c)                                  third, 100% to the Member.

9.3                               Authority of the Liquidator.  In carrying out the liquidation proceedings, the Liquidator shall have all of the powers and authority provided to the Board and shall be entitled to the benefits of limitation of liability and indemnification provided to the Board under this Agreement.  In winding up the affairs of the Company, the Liquidator shall determine the best manner by which the non-cash and intangible assets of the Company shall be sold.  The Liquidator shall use its commercially reasonable efforts to cause the non-cash and intangible assets to be sold at the highest available price either to an outside third party or to the Member or his Affiliates.

ARTICLE X
GENERAL PROVISIONS

10.1                        Further Assurances.  The Member and the Board agree to execute and deliver to the Company upon request, any and all additional certificates, instruments and advice necessary to be filed, recorded or delivered in order to perfect the formation, operation, termination and dissolution of the Company in accordance with this Agreement.

10.2                        Amendments.  This Agreement may be amended at any time by the Member.

10.3                        Notices.  Any notice to any of the Managers or Member required or permitted under this Agreement shall be in writing and shall be deemed duly given for all purposes (a) on the date of delivery, if delivered personally on the party or by confirmed facsimile transmission, or (b) on the next day after delivery to a reputable overnight courier, or (c) on the third business day after mailing, if sent by United States registered mail, return receipt requested, in each case postage prepaid and addressed to the addressee at the Company’s principal place of business.

10.4                        Severability.  If any term, provision, agreement or condition of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, then such provision, agreement or condition shall be enforced to the maximum extent legally permissible, and the rest of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

10.5                        Counterparts; Faxed Signatures.  The Member may execute this Agreement in one or more counterparts, which shall, in the aggregate, constitute one instrument.  Faxed signatures to this Agreement shall be valid and binding for all purposes.

10.6                        Governing Law.  This Agreement and the rights of the parties hereunder shall be governed by and construed in accordance with the laws of the State of California, other than choice of law rules requiring the application of the laws of any other jurisdiction.

10.7                        Successors.  This Agreement shall be binding on and inure to the benefit of the respective successors, assigns and personal representatives of the Member or Manager.

10.8                        Third-Party Beneficiaries.  None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the Company or by any creditor of the Member.  Nothing in this Agreement shall be deemed to create any right in any Person not a party hereto (other than Covered Persons), and this Agreement shall not be construed in any respect to be a contract in whole or in part for the benefit of any third party.

10.9                        Interpretation.  Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, the singular includes the plural, the part includes the whole, “including” is not limiting, “or” has the inclusive meaning represented by the phrase “and/or,” and any pronoun shall be deemed to include all other pronouns as the context requires.  No party shall be deemed the drafter of this Agreement and no ambiguous provision shall be construed for or against any Person.

ARTICLE XI
DEFINITIONS

11.1                        Definitions.  The following terms used in this Agreement shall have the following meanings (unless otherwise expressly provided herein):

“Affiliate,” with respect to any Person, shall mean any other Person directly or indirectly controlling, controlled by or under common control with, such Person.  For purposes of this Agreement, “control” (including with correlative meanings, the terms “controlling”, “controlled by” or “under common control with”) as used with respect to any Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

“Person” means any individual, partnership, corporation, limited liability company, trust or other entity.

IN WITNESS WHEREOF, this Agreement has been executed as of the Effective Date by the Member and Managers.

MEMBER:

IAC/InterActiveCorp

By:	/s/ Gregg Winiarski
Name:	Gregg Winiarski
Title:	Vice President

SCHEDULE I

MEMBERS AND MEMBERSHIP INTERESTS

Name and Address	Membership Interests	Initial Capital Contribution
IAC/InterActiveCorp	100%	[Adjusted Purchase Price]
555 West 18th Street
New York, New York 10011

SCHEDULE 2

OFFICERS

Doug Leeds	President
Dominic Butera	Vice President and Chief Financial Officer
Ed Ferguson	Vice President, General Counsel and Secretary
Michael Kestenbaum	Vice President
Eric DeGraw	Vice President
Nick Stoumpas	Vice President and Treasurer
Greg Blatt	Vice President and Assistant Secretary
Joanne Hawkins	Vice President and Assistant Secretary
Gregg Winiarski	Vice President and Assistant Secretary
Tanya Stanich	Vice President and Assistant Secretary